Exhibit (a)(1)(I)

Stock Option Exchange Program Employee Informational Presentation January 21, 2011

2 Stock Option Exchange Program Presentation Objective The objective of this presentation is to communicate the key components of the Stock Option Exchange Program Stock Option Overview Purpose of the Exchange Program How the Exchange Program Works Hypothetical Stock Option Gains How to Participate Steps to Prepare Available Resources Key Terms

3 Stock Option Overview Philosophy and History Broad-based stock options are a key component of our incentive and retention programs We believe stock options encourage our employees to act like owners of the business by: Motivating our employees to work towards our longer-term success Rewarding our employees' contributions by allowing them to benefit from increases in our stock price

4 Stock Option Overview Underwater Stock Options The decline in Alexza's stock price has left a significant number of outstanding employee stock options underwater These underwater stock options provide less motivation and opportunity for rewards than was originally intended

5 Purpose of the Exchange Program Provide employees who hold eligible underwater stock options motivation to work towards our longer-term success Reward our employees' contributions by providing them with a new economic stake in the future of our company

6 How the Exchange Program Works Employee Eligibility The Exchange Program is a voluntary, one-time opportunity for eligible employees to surrender eligible stock options in exchange for a smaller number of replacement stock options with a lower exercise price You are an eligible employee if you are: An employee of Alexza who holds eligible outstanding stock options and is eligible to participate in the 2005 Equity Incentive Plan Employed by Alexza on the date the Exchange Program began (January 21, 2011) and remain employed through the date the replacement stock options are granted (expected to be February 22, 2011)

7 How the Exchange Program Works Employee Eligibility (continued) Non-employee members of the Board of Directors, outside consultants, and former employees are excluded from participating in the exchange Employees on an approved leave of absence are permitted to participate as long as all eligibility requirements are met

8 How the Exchange Program Works Eligible Stock Options Must be an outstanding stock option grant with an exercise price greater than or equal to $2.37; and Granted before the start of the offering period (January 21, 2011) and expiring after the end of the offer period (currently projected to be February 18, 2011)

9 How the Exchange Program Works Terms and Conditions of the Replacement Grants Date of Grant: expected to be February 22, 2011 Exercise Price: closing price of Alexza stock on grant date Contractual Term: All new options will have a contractual term of 5 years Form of Replacement Stock Options: replacement options will be Incentive Stock Options (ISOs) to the maximum extent permitted by law Vesting of Replacement Stock Options: all replacement stock options will be subject to a new 3-year graded vesting schedule, as shown below: 33% will vest after 1 year (expected to be February 22, 2012) 1/36 will vest each month thereafter, for the next 24 months

10 How the Exchange Program Works Exchange Ratios If you choose to participate in the Exchange Program, the number of replacement stock options you will receive depends on three factors: the exercise price of the stock options surrendered, the corresponding exchange ratio, and the number of eligible stock options surrendered If the Per Share Exercise Price is... ... The Exchange Ratio is $2.37 to $3.99 1.50 to 1 $4.00 to $5.99 2.00 to 1 $6.00 and above 4.00 to 1

11 How the Exchange Program Works Example - John Doe The example below illustrates the exchange of one of John's eligible stock options John's Replacement Stock Options will have a new grant date (expected to be February 22, 2011) and an exercise price equal to the closing price of Alexza stock on the grant date Grant ID Eligible Options Exercise Price Exchange Ratio Replacement Options OPT101 7,500 $3.00 1.50 to 1 5,000

12 How the Exchange Program Works Example - John Doe (continued) Assuming John has three outstanding eligible stock options, the example below shows how the exchange ratios would be applied to all of John's eligible stock options Grant ID Eligible Options Exercise Price Exchange Ratio Replacement Options OPT101 7,500 $3.00 1.50 to 1 5,000 OPT102 5,000 $5.00 2.00 to 1 2,500 OPT103 8,000 $8.00 4.00 to 1 2,000 20,500 9,500

13 Hypothetical Stock Option Gains Example - John Doe The examples of hypothetical gains on the next few slides are subject to the following assumptions and qualifications: The replacement stock option exercise price will be $1.25 per share* All Replacement Stock Options and Eligible Stock Options surrendered for exchange are fully vested and outstanding The example utilizes the exchange ratios that have been set for the Exchange Program *Assumed solely for the purposes of the hypothetical example. Alexza cannot and does not predict the future market price of its stock, and the examples do not constitute a prediction of future stock price

14 Pre-Tax Gains Hypothetical Future Stock Price Hypothetical Stock Option Gains Example - John Doe (continued) The chart below illustrates the $6.50 Cross-Over Point for the first option grant in the example

15 Hypothetical Stock Option Gains Example - John Doe (continued) Using the same three outstanding eligible stock options, the example below shows at what hypothetical future stock prices John would receive the same value from each of his old options versus his new options This is also referred to as the Cross-Over Point Grant ID Eligible Options Exercise Price Exchange Ratio Replacement Options Cross-Over Point OPT101 7,500 $3.00 1.50 to 1 5,000 $6.50 OPT102 5,000 $5.00 2.00 to 1 2,500 $8.75 OPT103 8,000 $8.00 4.00 to 1 2,000 $10.25

16 How to Participate Processing your Elections You may elect to participate in the Exchange Program via the Stock Option Exchange Program Website https://www.corp-action.net/alexza You may also change your election or withdraw via the Stock Option Exchange Program Website If you change your election or withdraw by submitting a change of election, any previously submitted election or change of election will be disregarded and considered replaced in full by the last change of election. If you are unable to access the Stock Option Exchange Program Website, please contact BNY Mellon Shareowner Services by telephone at 1-866-395-4634 to request paper materials or contact the Alexza Option Exchange Administrator for assistance Your final elections must be received via the Stock Option Exchange Program Website prior to the Exchange Program deadline of 8:00 p.m. U.S. Eastern Time, February 18, 2011

17 How to Participate Requirements If you elect to participate, you are required to elect either "Exchange" or "Do Not Exchange" for each eligible stock option grant Your elections must be submitted through the website or delivered to BNY Mellon prior to the Exchange Program deadline of 8:00 p.m. U.S. Eastern Time, February 18, 2011 Your final elections must be submitted through the website or delivered to BNY Mellon prior to the Exchange Program deadline of 8:00 p.m. U.S. Eastern Time, February 18, 2011 Your final elections received as of the Exchange Program deadline will supersede any previous elections

18 How to Participate Electing Not To Participate If you choose not to participate, no action is required and this Exchange Program will have no effect on eligible outstanding stock options; no changes will be made to the terms and conditions of the eligible outstanding stock options you continue to hold. However, if your eligible outstanding stock options are ISOs, and if the Exchange Program is extended beyond its original expiration date, certain tax rules may cause your ISOs to lose their tax-favored status unless you affirmatively reject the offer. For further details, please consult with your personal tax advisor. This is a voluntary, one-time opportunity. So please review the materials carefully before making a decision. Neither BNY Mellon nor Alexza can advise you whether to participate. The decision is yours.

19 Steps to Prepare Read the e-mail from the Option Exchange Administrator Locate your PIN Provided in the e-mail from the Option Exchange Administrator Log into the Stock Option Exchange Program Website via https://www.corp-action.net/alexza and review all Exchange Program documents Once you have reviewed all of the documents, proceed with your election All elections must be received by the deadline of 8:00 p.m. U.S. Eastern Time, February 18, 2011 If you choose NOT to participate, you may affirmatively reject the offer or do nothing

20 Available Resources Contact BNY Mellon Shareowner Services Offer to Exchange Hotline (9:00 a.m. to 8:00 p.m. U.S. Eastern Time, Monday through Friday) At the number below: (866) 395-4634

21 Available Resources (continued) Contact the Alexza Option Exchange Administrator By Phone: (650) 944-7222 or (650) 944-7666 or By Email: optionexchange@alexza.com

22 Questions?

23 Appendix: Key Terms

24 Key Terms Stock Options: the right to buy shares of Alexza stock at a set price (also known as the "Exercise Price") for a specified period of time Exercise Price: the price at which Alexza stock can be purchased by exercising a stock option The exercise price is fixed at grant and is always the closing price of Alexza stock on the grant date Underwater: when the exercise price of a stock option is higher than the current market price of Alexza stock Eligible Stock Options: those outstanding stock options granted before January 21, 2011 and expiring after February 18, 2011 that have exercise prices greater than or equal to $2.37 and are not unvested performance-based options held by eligible participants Exchange: to surrender eligible stock options and receive a lesser number of replacement stock options with a lower exercise price under this offer

25 Key Terms (continued) Replacement Stock Options: refers to new stock options that participating employees will receive upon surrendering their eligible outstanding stock option grants Cross-Over Point: for a particular outstanding stock option grant that is eligible to be exchanged, is the price of Alexza stock at which potential gains from the eligible outstanding option grant and the replacement stock option grant are approximately equal Outstanding: previously granted stock options that have not been fully exercised or cancelled Vesting: the period of continuous service that gives you the right to exercise your stock option over a period of time You may exercise the vested portion for actual shares of Alexza stock Exercising: to purchase the underlying shares of stock at the exercise price, regardless of the current market price